EXHIBIT 99.2

September 30, 2019	QUARTERLY REPORT

Dear Shareholder:

As you would expect, the ongoing integration of the Monument Bank franchise remained a focus at C&N, following the successful June 24th systems conversion. The transition of Monument customers to C&N’s products and systems went very smoothly and our Team worked well to address various challenges following the changeover. As this important effort settles in, we are turning our attention to the regional market plan and fully implementing our sales and relationship model. We are leveraging corporate resources and methodically building in-market capacity to deliver treasury/cash management, mortgage, and wealth management services, as well as enhanced mobile and online capabilities, to current and prospective customers. The additional services and delivery channels will enhance the customer experience and create value as we meet a broader range of needs and deepen relationships. We have been pleased with the collaboration throughout the process and our results to-date.

There is a similar theme with the York loan production office. The Team continues to deliver strong loan growth and is building its impact in the market. They are working hard at implementing a market plan to add relationship bankers and capacity to the region.

It is important to note that the regional Teams in C&N’s legacy markets continue to drive results and expand relationships, as well. We broke ground for the new Towanda office on September 25th and expect to open this state-of-the-art facility in the spring of next year. Our focus over the past several years to build a sustainable, value driven business model is maturing, as is the underlying capacity of our marketing Team and related technology. The brand refresh we introduced last quarter has been well-received and will be essentially completed during the fourth quarter.

Net income in the third quarter of 2019, excluding merger related items and securities gains, increased by approximately 2% compared to the third quarter of 2018 while EPS decreased 7%, the difference due to the additional shares issued in the Monument acquisition. Year-to-date, on the same basis, adjusted net income increased 14% and adjusted EPS grew 8%. The drivers include stronger net interest income, increased overall levels of noninterest income, and managed growth in noninterest expenses. The consistent positive trends in these key areas continue to support an increased run rate in core earnings. Looking forward, the economy appears to be solid despite an unsettled political environment. Fed policy and the return to a flat yield curve inside the extended low interest rate environment present an ongoing challenge to sustaining the net interest margin.

Third quarter results were impacted by a loan loss provision $1.16 million compared to $60,000 in the third quarter of 2018, and credits to the provision during the first two quarters of 2019. The higher provision this quarter was primarily due to a specific reserve on one problem loan of $678,000, combined with an increased provision required to provide for ongoing loan growth.

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C&N’s capital position enables the Company to pursue growth and expansion and it remains strong following the Monument acquisition. When coupled with our positive earnings, these capital levels support our plans for future growth and continuation of a strong cash dividend. On October 17, 2019, the Board of Directors declared a cash dividend on common stock of $.27 per share payable on November 8, 2019. This results in an annual dividend of $1.08 and annualized yield of 4.11% based on C&N’s September 30, 2019 closing price of $26.28.

Thank you to all our loyal shareholders for your continued support and interest in C&N.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	3RD QUARTER	3RD QUARTER
	2019	2018
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$17,277	$12,800	$4,477	34.98%
Interest Expense	3,000	1,241	1,759	141.74%
Net Interest Income	14,277	11,559	2,718	23.51%
Provision for Loan Losses	1,158	60	1,098	1830.00%
Net Interest Income After Provision for Loan Losses	13,119	11,499	1,620	14.09%
Noninterest Income	4,963	4,462	501	11.23%
Gain on Restricted Equity Security	0	571	(571)	-100.00%
Net Gains (Losses) on Available-for-sale Debt Securities	13	(2)	15	-750.00%
Merger-Related Expenses	206	200	6	3.00%
Other Noninterest Expenses	11,486	9,633	1,853	19.24%
Income Before Income Tax Provision	6,403	6,697	(294)	-4.39%
Income Tax Provision	1,096	1,111	(15)	-1.35%
Net Income	$5,307	$5,586	$(279)	-4.99%
Net Income Attributable to Common Shares (1)	$5,281	$5,558	$(277)	-4.98%
PER COMMON SHARE DATA:
Net Income - Basic	$0.39	$0.45	$(0.06)	-13.33%
Net Income - Diluted	$0.39	$0.45	$(0.06)	-13.33%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Number of Shares Used in Computation - Basic	13,627,676	12,228,833
Number of Shares Used in Computation - Diluted	13,646,818	12,271,536

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	9 MONTHS ENDED
	SEPTEMBER 30,
	2019	2018
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$47,481	$37,024	$10,457	28.24%
Interest Expense	7,284	3,313	3,971	119.86%
Net Interest Income	40,197	33,711	6,486	19.24%
Provision for Loan Losses	197	332	(135)	-40.66%
Net Interest Income After Provision for Loan Losses	40,000	33,379	6,621	19.84%
Noninterest Income	14,218	13,557	661	4.88%
Gain on Restricted Equity Security	0	2,321	(2,321)	-100.00%
Net Gains (Losses) on Available-for-sale Debt Securities	20	(284)	304	-107.04%
Merger-Related Expenses	3,818	200	3,618	1809.00%
Other Noninterest Expenses	33,604	29,212	4,392	15.03%
Income Before Income Tax Provision	16,816	19,561	(2,745)	-14.03%
Income Tax Provision	2,770	3,229	(459)	-14.21%
Net Income	$14,046	$16,332	$(2,286)	-14.00%
Net Income Attributable to Common Shares (1)	$13,974	$16,249	$(2,275)	-14.00%
PER COMMON SHARE DATA:
Net Income - Basic	$1.06	$1.33	$(0.27)	-20.30%
Net Income - Diluted	$1.06	$1.33	$(0.27)	-20.30%
Dividend Per Share - Quarterly	$0.81	$0.81	$0.00	0.00%
Dividend Per Share - Special	$0.10	$0.00	$0.10
Number of Shares Used in Computation - Basic	13,182,960	12,209,879
Number of Shares Used in Computation - Diluted	13,206,244	12,248,669

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	SEPTEMBER 30,	SEPTEMBER 30,	SEPTEMBER 30, 2019 vs 2018
	2019	2018	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$51,443	$38,341	$13,102	34.17%
Available-for-sale Debt Securities	363,467	358,706	4,761	1.33%
Loans Held for Sale	2,033	551	1,482	268.97%
Loans, Net	1,130,143	813,717	316,426	38.89%
Intangible Assets	29,939	11,951	17,988	150.51%
Other Assets	65,562	62,173	3,389	5.45%
TOTAL ASSETS	$1,642,587	$1,285,439	$357,148	27.78%

LIABILITIES
Deposits	$1,294,882	$1,043,947	$250,935	24.04%
Repo Sweep Accounts	3,767	5,421	(1,654)	-30.51%
Total Deposits and Repo Sweeps	1,298,649	1,049,368	249,281	23.76%
Borrowed Funds	75,714	35,985	39,729	110.40%
Subordinated Debt	7,000	0	7,000
Other Liabilities	18,285	10,099	8,186	81.06%
TOTAL LIABILITIES	1,399,648	1,095,452	304,196	27.77%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	238,479	198,355	40,124	20.23%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Debt Securities	4,173	(8,502)	12,675	-149.08%
Defined Benefit Plans	287	134	153	114.18%
TOTAL SHAREHOLDERS' EQUITY	242,939	189,987	52,952	27.87%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,642,587	$1,285,439	$357,148	27.78%

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